Exhibit 99.1

Contact:	Contact:
Angie Richards	Connie Waks
FHLB Des Moines	FHLB Seattle
515.281.1014	206.340.2305
arichards@fhlbdm.com	cwaks@fhlbsea.com

FHLB Des Moines and FHLB Seattle Members Ratify Merger Agreement

Des Moines and Seattle (February 27, 2015) – The Federal Home Loan Bank of Des Moines (“FHLB Des Moines”) and the Federal Home Loan Bank of Seattle (“FHLB Seattle”) announced today that the members of both Banks have ratified the Merger Agreement approved by their boards of directors in September 2014. Member ratification of the Merger Agreement is a critical step in the process of merging the two Banks. The merger is expected to close once the Banks have satisfied the conditions of the Federal Housing Finance Agency’s (FHFA) December 2014 approval of the Banks’ merger application, and the FHFA has accepted the continuing Bank’s organization certificate.

“We are pleased to announce that we have completed the important step of receiving member ratification on schedule, which allows us to move forward with the final steps toward closing. This vote by the FHLB Des Moines and FHLB Seattle members demonstrates their understanding that a combined Bank will result in a cooperative that is well-positioned to continue to fulfill our mission over the long run,” commented Dick Swanson, FHLB Des Moines president and CEO.

Serving nearly 1,500 financial institutions in 13 states and three U.S. territories, the combined Bank will be the largest in the FHLBank System in terms of membership and geography. Among other benefits of the merger, members will have access to an enhanced suite of products and services designed to help meet the housing, economic development and business needs of the communities they serve.

“We are delighted that the members of both Banks have endorsed this merger,” said Mike Wilson, FHLB Seattle president and CEO. “As we work to combine our businesses, we are focused on providing a smooth transition for FHLB Seattle members. Our management teams and staffs are working closely together to ensure that throughout, and after the merger process, we maintain the high level of customer service and support that our members are accustomed to receiving.”

The Banks anticipate that the merger will be effective by mid-year. The combined Bank will be headquartered in Des Moines and maintain a western regional office in Seattle.

The two Banks are part of the Federal Home Loan Bank (FHLBank) System. Created by Congress in 1932, the FHLBanks are a strong and reliable source of funds for local lenders to finance housing, community development, jobs and economic growth. There are currently 12 FHLBanks; 11 will remain after the merger. Each FHLBank is a cooperative owned by its member financial institutions. FHLBank membership includes more than 7,300 financial institutions, including commercial banks, credit unions, thrifts, insurance companies and community development financial institutions from every U.S. state and territory.

About FHLB Des Moines
Headquartered in Des Moines, FHLB Des Moines is a source of funding for 1,156 members in Iowa, Minnesota, Missouri, North Dakota and South Dakota. As of December 31, 2014, FHLB Des Moines had $95.5 billion in assets. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

About FHLB Seattle
FHLB Seattle is headquartered in Seattle and provides funding to 316 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. FHLB Seattle had $35.1 billion in assets as of December 31, 2014. For additional information about FHLB Seattle, please visit www.fhlbseattle.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to activities relating to and anticipated benefits of a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plan,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including relating to the completion of the merger and the business of the continuing Bank following the merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued ability or desire of the parties to pursue a merger; the ability to realize the expected benefits and efficiencies of a merger; potential costs, liabilities and delays relating to the merger; the outcome of any legal proceedings related to the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; general economic and financial market conditions; and other internal and external factors that may affect the ability to complete or the reasons for the merger. Additional factors are discussed in the Banks’ most recent annual reports on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. The Banks do not undertake to update any forward-looking statements made in this press release.